Exhibit 10.27

May 26, 2011

PRIVATE & CONFIDENTIAL

Mr. Peter Hunt

Dear Peter:

We’re very pleased to offer you the position of Senior Vice President, Chief Financial Officer with Virgin America Inc. (the “Company”). Below you’ll find the terms of our offer and the benefits you’ll receive when you begin working with us. This offer is contingent upon us completing a satisfactory reference and background check for you.

Position

Effective July 7, 2011 or another mutually agreed upon date, you will be employed as SVP and Chief Financial Officer for the Company. This is a full-time, exempt position, to be based at our headquarters location near the San Francisco International Airport. You will be reporting to David Cush, President and CEO.

Compensation and Bonus

Your starting base salary will be $380,000 per year.

You are also eligible to participate in an annual bonus plan each fiscal year. Your targeted annual bonus percentage is 45% of your base salary. The annual bonus amount for any fiscal year will be pro-rated based upon service and is wholly discretionary, and depends on the Company’s overall results and your individual contributions and performance, as measured and determined by the Company. Any annual bonus for a calendar year will be paid no later than the end of the following calendar year. For your first year of employment, annual incentive will be guaranteed at 100%, pro-rated from date of hire.

You will also be eligible to receive a sign-on bonus of $50,000 upon your obtaining a permanent local address and completion of the movement of your household goods to the Bay Area within 12 months of your start date. Such bonus shall be paid in the first payroll period following your relocation to the Bay Area.

Your salary, all bonus payments and any other payments for which you may be entitled will be subject to applicable State & Federal tax withholding.

Benefits

Beginning after 30 days of employment, you will be eligible for the following benefits: (1) medical insurance, (2) dental insurance, (3) long-term disability insurance, and (4) group life insurance policy of up to 3X base salary subject to a cap of $750,000 guaranteed issue and subject to the terms and conditions of the applicable plan (which may require medical examination, among other things). In addition, beginning after 90 days of employment, you will be eligible to participate in the Company’s 401(k) retirement savings plan, subject to applicable terms and conditions.

Letter to Peter Hunt

May 26, 2011

You and, to the extent applicable, your family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs subject to the terms of the plan provisions, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated Company employees holding the title of Senior Vice President.

You will have a vacation entitlement of 20 days per calendar year. Vacation will accrue on a pro rata basis from the start of your employment with the Company. Vacation time must be used in accordance with Company policy.

The official details contained in the applicable benefit plan documents will govern in the event of any conflict or inconsistency between those documents and this offer.

Relocation:

When you relocate to the company’s headquarters within 12 months of your start date, we will reimburse you for the specific actual reasonable expenses of moving. We will also include a “gross up” amount to account for estimated income tax on such reimbursement. The foregoing is subject to and governed by additional details in our relocation policy, a copy of which will be provided to you. A relocation representative will also contact you for individual counseling.

Equity:

Subject to approval by our Board of Directors, you will be granted an option (the “Option”) under our Stock Incentive Plan (the “Plan”) to purchase 80,000 shares of Class G common stock. The Option exercise price will be the fait market value of the shares on the date of grant, as determined by the Board of Directors. The Option will be subject to vesting, as follows: 25% of the total shares subject to the Option will vest on each anniversary of your start date, such that the Option will be fully vested four years after that date, provided that you continue to be employed with Virgin America and are not under a notice of termination on any relevant vesting date. The Option will be subject to the terms and conditions of the Plan and the underlying option agreement.

Additionally and subject to approval by our Board of Directors you will be granted an option (the “Second Option”) under our Plan to purchase 200,000 shares of Class G common stock. The Second Option exercise price will be the fair market value of the shares on the date of grant, as determined by the Board of Directors. The Second Option will be subject to vesting, as follows: 33.33% of the total shares subject to the Option will vest on each anniversary of your start date, such that the Second Option will be fully vested three years after that date, provided that you continue to be employed with Virgin America and are not under a notice of termination on any relevant vesting date. Notwithstanding the foregoing, the Second Option, once vested, will only become exercisable if and when one of the following events has occurred: (A) immediately prior to a Change of Control (as defined in the Plan) at a price per share of the Company’s Class A

Letter to Peter Hunt

May 26, 2011

Common Stock of at least $5.00, (B) the occurrence of an initial public offering of the Company’s Class A Common Stock at a price per share of at least $5.00, or (C) provided the Company’s Class A Common stock is publicly traded and neither of the preceding two conditions to exercise under clauses (A) or (B) have previously been satisfied, the date on which the Company’s stock price exceeds and has exceeded $5.00 on a daily moving average basis for the past six months. The Option will be subject to the terms and conditions of the Plan and the underlying option agreement.

At Will Employment

Your employment with us is “at will” and can be terminated by either you or the Company at any time, for any reason, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this offer) should be regarded by you as ineffective. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

Section 409A

To the extent (a) any payments or benefits to which you become entitled under this, offer letter, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this offer letter is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this offer letter is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible

Letter to Peter Hunt

May 26, 2011

for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Confidentiality/Proprietary Information

As a team member of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the company. To protect the interests of the Company, you will be required to sign the company’s standard “Team Member Invention Assignment and Confidentiality Agreement” as a condition of your employment.

We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes in any way with the Company. You will not assist any other person or organization which is competing with the Company or is preparing to engage in competition with the business or proposed business of the Company. You represent that signing this offer letter and commencing your employment with the Company under the terms herein will not violate any agreement currently in place between yourself and current or past employers.

Authorization to Work

Within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

Acceptance

In consideration for and as a condition of your employment, you agree to conform to the standards, policies, guidelines, practices, and procedures of the Company.

Your acceptance of this offer represents the sole agreement between you and the Company, and supersedes in its entirety any prior discussions or written agreements. Any other discussions, promises; representations and understandings are not to be considered part of this offer, unless expressed in writing by an authorized representative of the Company.

Letter to Peter Hunt

May 26, 2011

Governing Law, Counterparts

This Agreement shall be governed by and construed in accordance with California law, without regard to conflicts of laws principles thereof and may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Please indicate your acceptance of our offer of employment by signing below and returning this letter by post, fax or scanned PDF attachment to email.

Letter to Peter Hunt

May 26, 2011

We look forward to welcoming you on board.

Sincerely,

/s/ David Cush

David Cush

President and CEO

Agreed and accepted by:

/s/ Peter Hunt	5/26/11
Peter Hunt	Date